Crown Cork & Seal Company, Inc.



                                                                      Exhibit 11

                 Statement re Computation of Per Share Earnings

                                                               Twelve Months Ended                 Three Months Ended
                                                                    December 31,                       December 31,
                                                            1995              1994            1995               1994
1    Net income (in millions)                                 $74.9            $131.0            $6.1              $40.1

2    Weighted average number of shares
     outstanding during period                           90,233,518        89,086,999      90,614,169        89,261,0446

3    Earnings per share based upon
     average outstanding shares (1/2)                         $0.83             $1.47           $0.07              $0.45

4    Net shares issuable upon exercise of
     dilutive outstanding stock options
     (treasury stock method)                                438,721           815,974         269,295            713,169

5    Fully diluted shares (2+4)                          90,672,239        89,902,973      90,883,464         89,974,215

6    Fully diluted earnings per share (1/5)                   $0.83             $1.46           $0.07              $0.45